Exhibit 10.23

AEGERION PHARMACEUTICALS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Director Compensation Policy of Aegerion Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), is to provide a total compensation package that enables the Corporation attract and retain, on a long-term basis, high caliber directors who are not employees or officers of the Corporation or its subsidiaries. This policy will become effective as of the closing of the Company’s initial firm commitment underwritten public offering of equity securities (the “Effective Date”).

In furtherance of this purpose, following the Effective Date, all non-employee directors shall be paid cash compensation for services provided to the Corporation as set forth below.

	Annual Retainer	In-Person Attendance Per Meeting	Telephonic Attendance Per Meeting
Board
Chairman of the Board	$35,000	$1,000	$500
Other Directors	$20,000	$1,000	$500
Audit Committee
Committee Chairman	$10,000	$1,000	$500
Committee Members	$7,500	$1,000	$500
Other Board Committees
Committee Chairman	$7,500	$1,000	$500
Committee Members	$5,000	$1,000	$500

The Annual Retainer will be paid quarterly, in arrears, or upon the earlier resignation or removal of the non-employee director. Amounts owing to non-employee directors as Annual Retainer shall be annualized, meaning that non-employee directors who join the board during the calendar year, and with respect to all non-employee directors for 2007, such amounts shall be pro rated based on the number of calendar days served by such director.

The non-employee directors shall also be eligible to participate in the Corporation’s stock option plans on a case by case basis. Following the Effective Date, each person who is appointed or elected to the Board of Directors, or is re-elected to the Board of Directors, as a non-employee director will be eligible for an option grant to purchase 15,000 shares of common stock under the Corporation’s stock option plan on the date he or she first becomes a non-employee director, or is re-elected to the Board of Directors (the “Director Option Grant”). For so long as the director remains on the Board of Directors, the Director Option Grant shall vest one-third (1/3) on each one-year anniversary of the date of grant. Director Option Grants become immediately exercisable upon the death, disability or retirement of a director or upon a change in control of the Company. In addition, the form of option agreement will give directors up to one year following cessation of service as a director to exercise the options (to the extent vested at the date of such cessation), provided that the director has not been removed for cause. All of the foregoing options will be granted at fair market value on the date of grant.

The foregoing compensation will be in addition to reimbursement of all out-of-pocket expenses incurred by directors in attending meetings of the Board of Directors.